Exhibit 23.1

Ste.3601, CTF Finance Center,

6 Zhujiang East Rd., Guangzhou

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of MKDWELL Tech Inc. on Form F-1 of our report dated April 3, 2025, which includes an explanatory paragraph as to the MKDWELL Tech Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKDWELL Tech Inc. as of December 31, 2023 and 2024 and for each of the three years ended December 31, 2024, which report appears in the Prospectus, which is part of the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

April 3, 2025